EXHIBIT 2.1
Additional Information
In connection with the exchange offer, O’Reilly intends to file a registration statement on Form S-4 and a Schedule TO with the Securities Exchange Commission (“SEC”) and CSK intends to file a solicitation/recommendation statement on Schedule 14D-9. Such documents, however, are not currently available. These documents will contain important information about the transaction and should be read before any decision is made with respect to the exchange offer. Investors will be able to obtain free copies of the registration statement, Schedule TO, and Schedule 14D-9, as well as other filings containing information about O’Reilly and CSK, without charge at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. A free copy of the exchange offer materials, when they become available, may also be obtained from O’Reilly or CSK.
AGREEMENT AND PLAN OF MERGER
among
O’REILLY AUTOMOTIVE, INC.,
OC ACQUISITION COMPANY,
and
CSK AUTO CORPORATION
Dated as of April 1, 2008

i

INDEX OF DEFINED TERMS

Definition	Location
$9.11
409A Authorities	4.10(b)(v)
Acquisition Proposal	6.4(g)(i)
Action	4.8
Adjustment Amount	3.1(a)
Adverse Recommendation Change	6.4(c)
Affiliate	9.3(a)
Agreement	Preamble
Antitrust Law	6.7(e)
Arrangements	4.10(e)
Assumed Option	3.2(a)
Assumption	6.14
Board Recommendation	1.2(a)
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Common Stock	4.2(a)
Company	Preamble
Company Board	1.2(a)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Directors	1.4(a)
Company Disclosure Documents	4.6
Company Disclosure Letter	Article IV
Company Employees	6.8(b)
Company Equity Plans	3.2(a)
Company Plans	4.10(a)
Company Registered IP	4.17(a)
Company SEC Documents	4.5(a)
Company Stock Option	3.2(a)
Company Stock-Based Award	3.2(b)
Company Stockholder Approval	4.3
Company Stockholders Meeting	6.5(a)
Company Tax Opinion	6.23(a)(vi)
Company Tax Opinion Condition	6.23(a)(vi)
Confidentiality Agreement	1.3(c)
Contract	4.14

Definition	Location
control	9.3(c)
controlled	9.3(c)
controlled by	9.3(c)
Costs	6.11(a)
Covered Securityholders	4.10(e)
Credit Agreements	9.3(d)
Debt Instruments	9.3(e)
Delaware Secretary of State	2.3
DGCL	1.1(b)
Dissenting Shares	3.5
DOJ	6.7(b)
dollars	9.11
Effective Time	2.3
Environmental Laws	4.12(d)
Environmental Permits	4.12(d)
ERISA	4.10(a)
ERISA Affiliate	4.10(a)
Exchange Act	1.1(a)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(a)
Exchangeable Notes	6.14
Financing	6.12
Financing Extension	1.1(b)
FTC	6.7(b)
Fully-Diluted Shares	1.1(a)
GAAP	4.5(b)
Governmental Entity	4.4(b)
HSR Act	4.4(b)
including	9.4
including, without limitation,	9.4
Indebtedness	4.5(i)
Indemnified Parties	6.11(a)
Indenture	6.14
Intellectual Property	4.17(c)
IRS	4.10(a)
knowledge	9.3(f)
Law	4.4(a)
Lease	4.16(b)
Leases	4.16(b)
Liens	4.2(a)
LLC	Recitals
LLC Merger	Recitals
Material Adverse Effect	4.1(a)
Material Contract	4.14(vii)
Materials of Environmental Concern	4.12(d)

v

Definition	Location
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	1.1(a)
NASDAQ	3.1(a)
NASDAQ Condition	7.1(f)
Nonqualified Deferred Compensation Plan	4.10(b)(v)
NYSE	1.5(a)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2(a)
Offer Price	3.1(a)
Offer to Purchase	1.2(a)
Outside Date	8.1(b)(i)
Paid Time Off	6.8(d)
Parent	Preamble
Parent Applicable Date	5.5(a)
Parent Certificate	6.23(b)
Parent Common Stock	3.1(a)
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1(a)
Parent Plan	6.8(b)
Parent Preferred Stock	5.2(a)
Parent Recent SEC Document	Article V
Parent SEC Documents	5.5(a)
Parent Tax Opinion	Annex I
Parent Trading Price	3.1(a)
PBGC	4.10(b)(iii)
Per Share Cash Consideration	3.1(a)
Per Share Stock Consideration	3.1(a)
Permits	4.9
Permitted Liens	4.16(a)
Person	9.3(g)
Post-Effective Amendment	6.5(a)
Prospectus	1.2(a)
Proxy Statement	4.6
PTO Limit	6.8(d)
PTO Policy	6.8(d)
Recent SEC Documents	Article IV
Registration Condition	7.1(e)
Registration Statement	1.2(a)
Representatives	6.4(a)
Rights	6.13
Rights Agreement	6.13
Sarbanes-Oxley Act of 2002	4.5(f)
Schedule 14D-9	1.3(b)

Definition	Location
Schedule TO	1.2(a)
SEC	1.1(b)
Securities Act	4.5(a)
Shares	3.1(a)
Standstill Agreement	9.3(h)
Subsequent Offering Period	1.1(b)
Subsidiary	9.3(i)
Superior Proposal	6.4(g)(ii)
Surviving Corporation	2.1
Tax	4.13(m)
Tax Return	4.13(m)
Taxable	4.13(m)
Taxes	4.13(m)
Taxing Authority	4.13(m)
Termination Condition	Annex I
Termination Fee	8.3(b)
Top-Up Closing	1.5(c)
Top-Up Option	1.5(a)
Top-Up Option Shares	1.5(a)
under common control with	9.3(c)
US$	9.11
WARN	6.8(c)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2008, between O’Reilly Automotive Inc., a Missouri corporation (“Parent”), OC Acquisition Company, a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and CSK Auto Corporation, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding Shares (as defined herein) of the Company’s common stock, including the associated Rights (as defined herein), in exchange for the Offer Price (as defined herein).
     WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will be merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each Share that is not tendered and accepted pursuant to the Offer (other than Shares held in treasury of the Company or owned by Merger Sub, Parent or any Subsidiary of Parent or the Company immediately prior to the Effective Time, and other than Dissenting Shares) will thereupon be cancelled and converted into the right to receive the Offer Price;
     WHEREAS, it is proposed that, following the consummation of the Merger, the Company may be merged with and into OC Holding Company, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (the “LLC”), with the LLC surviving such merger (the “LLC Merger”);
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company has each approved this Agreement and deems it advisable and in the best interests of their respective companies and stockholders to consummate the Offer, the Merger, and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein;
     WHEREAS, for United States federal income tax purposes, the parties intend that the Offer, the Merger, and the LLC Merger (if any) constitute an integrated transaction that will qualify as a “reorganization” under the provisions of Section 368(a) of the Code (as defined below), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations, Section 1.368-2(g); and
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT
ARTICLE I
THE OFFER
     Section 1.1 The Offer.
          (a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof (and in any event no later than ten (10) Business Days after the Company satisfies its obligations in the third sentence of Section 1.2(a)), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer. The Offer and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Parent, represents at least a majority of the sum of (i) the total number of Shares outstanding immediately prior to the expiration of the Offer (as it may be extended in accordance with Section 1.1(b)) and (ii) a number of Shares determined by Parent up to a maximum of the total number of Shares issuable upon the exercise or conversion of all options, warrants, rights and convertible securities (if any) that will be vested by the Outside Date (such sum being the “Fully-Diluted Shares”) (the “Minimum Condition”) and to the other conditions set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”). Merger Sub expressly reserves the right (but shall not be obligated) to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, that without the prior written consent of the Company, Merger Sub shall not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) waive or change the Minimum Condition or the Termination Condition, (v) add to the Offer Conditions, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(b) or (vii) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares.
          (b) Subject to the terms and conditions of this Agreement, the Offer shall initially expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced. Merger Sub shall extend the Offer (1) on one or more occasions for periods determined by Merger Sub of up to 20 Business Days per extension if, at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions and the consummation of the Offer or (y) the termination of this Agreement as permitted by Article VIII; and (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer or any period required by applicable Law; provided, that no such extension or extensions shall occur after the earlier to occur of (1) the date on which all of the conditions of the Offer have been satisfied or waived and (2) the Outside Date; provided, further, notwithstanding the foregoing, Merger Sub, in its sole discretion, shall extend the Offer if in its reasonable discretion such extension is necessary for Parent to complete the necessary conditions to complete its financing transactions in connection with the Offer for an aggregate period of not more than ten (10) Business Days beyond the last expiration date of the Offer that would otherwise be permitted hereunder (“Financing Extension)”; provided, further, notwithstanding the foregoing, Merger Sub may not extend the Offer pursuant to a Financing Extension if such extension would extend the expiration date of the Offer to a date later than the 30th Business Day after the date that the Offer is commenced. Notwithstanding the foregoing, Merger Sub shall extend the Offer, if required, in accordance with Section 6.23(c). Following expiration of the Offer, Merger Sub may, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of each such Subsequent Offering Period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253(a) of the General Corporation Law of the State of Delaware (the “DGCL”).
          (c) Subject to the foregoing, including the requirements of Rule 14d-11 of the Exchange Act, and upon the terms and subject to the satisfaction or waiver by Merger Sub of the Offer Conditions as of any scheduled or extended expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly accept for exchange and exchange all Shares (A) validly tendered and not withdrawn pursuant to the Offer, and (B) validly tendered in any Subsequent Offering Period.
          (d) In the event this Agreement is terminated pursuant to Article VII prior to acceptance of Shares for exchange pursuant to the Offer, Parent and Merger Sub shall promptly terminate the Offer without accepting any Shares previously tendered.
          (e) No fraction of a share of Parent Common Stock will be issued by virtue of the Offer, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 3.4, which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Trading Price.
     Section 1.2 Offer Documents.
          (a) As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file a Schedule TO (together with all amendments and supplements thereto, and including exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter transmittal and form of summary advertisement, (ii) file with the SEC a registration statement on Form S-4 (or similar successor form) to register the offer and sale of the Parent Common Stock pursuant to the Offer and the Merger (including amendments or supplements thereto, the “Registration Statement”), which Registration Statement shall include a preliminary prospectus (the “Prospectus”) containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the Schedule TO, the Offer to Purchase, the Registration Statement, the Prospectus, and such other documents, together with all amendments and supplements thereto, the “Offer Documents”) and (iii) cause the Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. Parent shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer and the Merger. In cooperation with Parent, the Company shall, as promptly as practicable, furnish to Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company and its Subsidiaries required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to correct, as promptly as practicable, any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments and supplements thereto, in each case, prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to all additions, deletions, changes and other comments suggested by the Company and its counsel. In addition, Parent and Merger Sub shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, as promptly as practicable, after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.
     Section 1.3 Company Actions.
          (a) The Company hereby consents to the Offer and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 6.4, to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company (the “Company Board”) described in Section 4.3 (the “Board Recommendation”).
          (b) As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and disseminate to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 6.4, shall contain the Board Recommendation. Upon request by the Company, each of Parent and Merger Sub shall, as promptly as practicable, furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable federal securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees to correct, as promptly as practicable, any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments and supplements thereto, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel. In addition, the Company shall promptly provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
          (c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available stockholder information (including, but not limited to, periodic updates of such information) as Parent, Merger Sub or their agents may reasonably request. Subject to the requirements of applicable Law, and except to facilitate dissemination of the Offer Documents and to otherwise perform any obligations hereunder, Parent and Merger Sub shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence in accordance with the terms and conditions of the Confidentiality Agreement, dated October 18, 2007, between Parent and the Company (the “Confidentiality Agreement”).
     Section 1.4 Directors.
          (a) Subject to compliance with applicable Law, promptly upon the payment by Merger Sub for Shares tendered pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (x) the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this Section 1.4(a)) and (y) the percentage that the aggregate number of Shares beneficially owned by Parent and/or its Affiliates (including Merger Sub) at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, promptly use commercially reasonable efforts to cause Parent’s designees to be elected or appointed to the Company Board, including, without limitation, increasing the size of the Company Board and/or seeking and accepting the resignations of one or more incumbent directors. At such time, the Company shall, also promptly use commercially reasonable efforts to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, other than a committee of the Company Board, if any, established to take action with respect to this Agreement or the transactions contemplated hereby and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof). The Company shall use commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof, each of whom shall be an “independent director” as defined under the rules of the New York Stock Exchange, shall remain members of the Company Board until the Effective Time (the “Company Directors”). If the Company Directors are unable to serve for any reason prior to the Effective Time, the remaining Company Director or his or her designee shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) and such person shall be a Company Director for all purposes hereunder. If at any time the Company Directors deem it necessary to consult legal counsel in connection with their duties as Company Directors or actions taken, being taken or to be taken by the Company, the Company Directors may retain one firm as legal counsel for such purpose in each such instance, and the Company shall pay, at the Company Directors’ discretion, the reasonable, documented fees and expenses of any such firm acting as legal counsel incurred in connection herewith.
          (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Subject to Parent’s compliance with the final sentence of this Section 1.4(b), the Company shall, as promptly as practicable, take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1.
          (c) Following the election or appointment of Parent’s designees pursuant to this Section 1.4 and prior to the Effective Time, any amendment of this Agreement, any termination of the Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Merger Sub or waiver of any of the Company’s rights hereunder or other action adversely affecting the rights of stockholders of the Company (other than Parent or Merger Sub), with respect to the transactions contemplated by this Agreement, will require the concurrence of a majority of the Company Directors; provided, that if there shall be no Company Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by a majority vote of the Company Board.
     Section 1.5 The Top-Up Option.
          (a) The Company hereby irrevocably grants to Parent and Merger Sub an option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 1.5, to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (taking into account the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price; provided, that in no event shall the Top-Up Option be exercisable for a number of Shares (i) that would require the Company to obtain stockholder approval under applicable Law or the rules and regulations of the New York Stock Exchange (the “NYSE”), or (ii) in excess of the Company’s then authorized and unissued shares of common stock (giving effect to Shares reserved for issuance under the Company Equity Plans and pursuant to the exercise of any other securities convertible into or exchangeable into Shares, if any, as if such Shares were outstanding but not giving effect to Shares reserved for issuance pursuant to the Rights, but including as authorized and unissued shares of Common Stock, for purposes of this Section 1.5, any shares held in the treasury of the Company). Notwithstanding any other provisions to the contrary, the Top-Up Option shall not be exercised in the event that it would prevent the Offer, the Merger and the LLC Merger (if any) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (b) Parent or Merger Sub may exercise the Top Up Option, in whole or in part, at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, that upon exercise of the Top Up Option, Parent will directly or indirectly own one share more than 90% of the Company Shares (after giving effect to the issuance of the Top Up Option Shares).
          (c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares, (ii) the number of Top Up Shares that Parent or Merger Sub intends to purchase pursuant to the Top Up Option, and (iii) the place and time for the closing of the purchase of the Top-Up Option Shares, which shall not be more than five (5) Business Days after delivery of such notice (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding. At the Top-Up Closing, Parent or Merger Sub shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by the Offer Price), at Parent’s option, through the issuance of a promissory note, bearing simple interest at five percent per annum and due on the first anniversary of the Top Up Closing for the purchase price of such Top Up Option Shares and the Company shall cause to be issued to Parent or Merger Sub a certificate representing such Top-Up Option Shares, which certificate may include any legends required by applicable securities Laws.
          (d) Parent and Merger Sub acknowledge that the Shares which Parent or Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 1.6 Short Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and any other Affiliates of Parent collectively represent at least 90% of the then outstanding Shares, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Articles II and III below.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, as soon as practicable but in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the principal offices of the Company, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, on the Closing Date, the parties shall file a certificate of merger, or if applicable, a certificate of ownership and merger (as applicable, the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Certificate of Incorporation; Bylaws.
          (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that Article I thereof shall read as follows: “The name of the Corporation is CSK Auto Corporation.”

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be “CSK Auto Corporation.”
     Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.8 Tax Consequences. It is intended by the parties hereto that the Offer, the Merger, and the LLC Merger (if any) shall constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations, Section 1.368-2(g).
ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
          (a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.l(b) and (ii) any Dissenting Shares), together with the associated Rights, shall thereupon be cancelled and extinguished and converted automatically into and shall thereafter represent the right to receive (x) a fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (y) $1.00 in cash minus the Adjustment Amount, if any (the “Per Share Cash Consideration,” and together with the Per Share Stock Consideration, the “Offer Price”) (together with any cash paid in respect of fractional shares in accordance with Section 3.3(g), without interest, and subject to deduction for any required withholding Tax ) (the “Merger Consideration”). For purposes of this Agreement, “Exchange Ratio” shall equal $11.00 divided by the Parent Trading Price and rounded to four decimal places; provided, however, that if the Parent Trading Price is greater than $29.95, then the Exchange Ratio shall equal 0.3673, and if the Parent Trading Price is less than $25.67, then the Exchange Ratio shall equal 0.4285. For purposes of this Agreement, the “Parent Trading Price” means the average of the reported closing sale prices per share of Parent Common Stock on The NASDAQ Stock Market, Inc. (“NASDAQ”) as reported in The Wall Street Journal for the five (5) consecutive trading days ending on (and including) the second trading day prior to the consummation of the Offer. For purposes of this Agreement, “Adjustment Amount” shall mean an amount equal to quotient obtained by dividing (1) (x) minus (y) by (2) (z) where (x) equals the sum of any amount paid by the Company or its Subsidiaries to the lenders under the Credit Agreements in connection with obtaining any bank consent, waiver or amendment under the Credit Agreements after the date hereof, (y) equals $3,000,000 and (z) equals the Fully-Diluted Shares; provided, that in the event the quotient is a negative number, the Adjustment Amount shall be zero; provided, further, that the Adjustment Amount shall in no event exceed $1.00; provided, further, that for all purposes hereof, the Adjustment Amount shall be rounded down to the nearest 1/10 (one-tenth) of a cent.
          (b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, all mechanics of calculating the Exchange Ratio as set forth in Section 3.1(a) shall be equitably adjusted, without duplication, to reflect such change.
     Section 3.2 Treatment of Options and Other Equity-Based Awards.
          (a) At the Effective Time (or such earlier date as Parent may elect on or following consummation of the Offer), each option or similar right (each, a “Company Stock Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, an “Assumed Option”) shall be automatically converted into an option to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of Shares subject to such cancelled Company Stock Option and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock. Each Assumed Option shall have an exercise price equal to the quotient obtained by dividing the per share exercise price of Shares subject to such Company Stock Option by (y) the Option Exchange Ratio (which price per share shall be rounded up to the nearest cent). After the Effective Time, each Assumed Option shall be subject to the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Equity Plan, or in the related award document by reason of the Offer, the Merger or the transactions contemplated hereby). It is the intention of the parties that each Assumed Option that qualifies as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time and that the foregoing conversion formula shall be adjusted if necessary to comply with Section 409A and 424(a) of the Code. For purposes of this Agreement, “Option Exchange Ratio” shall be the sum of (x) plus (y), where (x) is the Exchange Ratio and (y) is the number equal to the quotient of the Per Share Cash Consideration divided by the Parent Trading Price.
          (b) At the Effective Time, each vested right of any kind, contingent or accrued, to receive Shares or benefits measured by the value of a number of Shares, and each award of any kind consisting of Shares (including restricted stock, restricted stock units, performance units, performance shares and other stock-based awards, other than Company Stock Options (each, a “Company Stock-Based Award”), that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive the Offer Price multiplied by the number of Shares subject to such Company Stock-Based Award in accordance with Section 3.1(a). At the Effective Time, each unvested Company Stock-Based Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a comparable right to receive that number of shares of Parent Common Stock equal to the Option Exchange Ratio, as calculated in accordance with Section 3.2(a), multiplied by the number of Shares subject to such Company Stock-Based Award. After the Effective Time, each unvested Company Stock-Based Award shall be subject to the same terms and conditions as were applicable to the related Company Stock-Based Award immediately prior to the Effective Time (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant Company Equity Plan, or in the related award document by reason of the Merger or the transactions contemplated hereby).
          (c) Prior to the Effective Time, the Company and Parent shall adopt such resolutions and take such appropriate action as may be reasonably required to effectuate the provisions of this Section 3.2, including adopting resolutions of its Compensation Committee and delivering to the other party such documentation of such actions as the other party may reasonably request.
     Section 3.3 Exchange and Payment.
          (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent or other exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article III. At or prior to the Effective Time, Parent shall deliver (or cause to be delivered) to the Exchange Agent certificates representing shares of Parent Common Stock and deposit (or cause to be deposited) with the Exchange Agent cash in an amount sufficient to make all payments pursuant to this Article III (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III. Parent shall have the right to withdraw from the Exchange Fund any amount paid or shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the amount of consideration held in the Exchange Fund with respect to such Dissenting Shares.

          (b) As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of (i) a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h). Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), and such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h) are to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration pursuant to Section 3.1(a) and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h) payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.
          (c) The delivery of all shares of Parent Common Stock and all cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares, together with the associated Rights, formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry

Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
          (d) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Shares. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Shares.
          (e) At any time following the date that is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), without any interest thereon, payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares, for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any dividends or distributions payable in respect thereof pursuant to Section 3.3(h), without any interest thereon, payable in respect thereof pursuant to this Agreement.
          (g) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 3.4, which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Trading Price.
          (h) No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares pursuant to Section 3.3(g) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without any interest thereon (i) promptly after such surrender, the Merger Consideration and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
     Section 3.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as disclosed or reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended February 4, 2007, the Company’s Quarterly Reports on Forms 10-Q for the quarters ended May 6, 2007, August 5, 2007, and November 4, 2007, the Company’s Proxy Statement filed on Schedule 14A, dated November 1, 2007, and the Company’s Current Reports on Form 8-K filed with the SEC after February 4, 2007 and prior to the date of this Agreement and all amendments to any of the foregoing filed with the SEC prior to the date of this Agreement (collectively the “Recent SEC Documents”) (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature); provided that such disclosures shall apply only to the extent that the nature and content of the disclosure in the Recent SEC Documents is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of a representation and warranty or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization, Standing and Power.
          (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any fact, circumstance, event, change, effect, development, or occurrence that, either individually or in the aggregate, is materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any fact, circumstance, event, change, effect, development, or occurrence arising out of or attributable to any of the following, either alone or in combination: (1) the industry and markets in which the Company and its Subsidiaries operate generally (that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole), (2) general economic, business, regulatory or political conditions (including those affecting the securities or financial markets) (that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole), (3) gasoline prices in the United States, (4) the matters set forth on Section 4.1(a) of the Company Disclosure Letter, (5) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Offer or the Merger, (6) the public announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities or any termination or reduction or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers or distributors), (7) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters or acts of God) occurring after the date hereof (other than any of the foregoing that causes material damage or destruction to a material number of stores of the Company or any of its Subsidiaries, taking into account the proceeds of any applicable insurance policies), (8) any changes in applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (9) the taking of any action contemplated by or arising from this Agreement or consented to or requested by Parent or Merger Sub; provided, further, that, for the avoidance of doubt, the existence of any potential default or event of default under any of the Debt Instruments not resulting in any of the events described in subclauses (A) through (E) of Section 8.1(d)(iv) shall not be deemed in and of itself to constitute a Material Adverse Effect.
          (b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and a true and complete copy of the Company’s bylaws (the “Company Bylaws”) and true and complete copies of the organizational or governing documents of each Subsidiary of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws, and no Subsidiary of the Company is in violation of any provision of its organizational or governing documents. The minute books of the Company and each of its Subsidiaries contain accurate records of all corporate actions taken by the directors and stockholders or equivalents of such entity, and, subject to Section 4.1(b) of the Company Disclosure Letter, true and correct copies of such minute books from and after January 1, 2006 have been made available to Parent.
     Section 4.2 Capital Stock
          (a) The authorized capital stock of the Company consists of 90,000,000 Shares of common stock, par value $0.01 per share (the “Common Stock”). As of March 21, 2008 (A) 44,032,133 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights; (B) no Shares were held in treasury; (C) an aggregate of 4,102,988 Shares were subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise of outstanding Company Stock Options issued pursuant to (1) the CSK Auto Corporation 2004 Stock and Incentive Plan, (2) the 1999 Employee Stock Option Plan, (3) the 1996 Associate Stock Option Plan, (4) the 1996 Executive Stock Option Plan, (5) the CSK Auto Corporation Directors Stock Plan, (6) the Nonqualified Stock Option Contracts between the Company and Lawrence N. Mondry dated June 13, 2007 and October 20, 2007, and (7) the Restricted Stock Unit Agreement between the Company and Lawrence N. Mondry dated June 13, 2007; and (D) an aggregate of up to 6,060,610 Shares were subject to or otherwise deliverable in connection with the Company’s outstanding 6 3/4% Senior Exchangeable Notes due 2025. Except as set forth in this Section 4.2 and except for changes since March 21, 2008 resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity interests of the Company or any of its Subsidiaries or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of the Company or any of its Subsidiaries and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth in this Section 4.2 or in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights, all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, mortgages, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever.
          (b) All Company Stock Options are evidenced by stock option agreements, restricted stock agreements or other award agreements in the forms set forth on Section 4.2(b)-1 of the Company Disclosure Letter and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent with such forms. Section 4.2(b)-2 of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, as of March 21, 2008, hold outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of shares of Common Stock subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. Section 4.2(b)-3 of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, as of March 21, 2008, hold outstanding restricted stock, indicating the number of shares of restricted stock held by such person, date of grant and vesting schedule.
          (c) Except as set forth in subsection (a) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
          (d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.
          (e) Section 4.2(e) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation or organization, authorized and outstanding capital of each Subsidiary of the Company and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests held by each such person. Other than with respect to the Subsidiaries of the Company and as set forth in Section 4.2(e) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business other than an investment in publicly traded securities constituting three percent (3%) or less of the outstanding securities of any entity.
     Section 4.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, if required by applicable Law, to the adoption and approval of this Agreement by the holders of at least a majority in voting power of the outstanding Shares, if necessary (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable Law, to obtaining the Company Stockholder Approval and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has acted in accordance with Section 251 of the DGCL and has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 6.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby and such resolutions have not been rescinded or modified. The Company Stockholder Approval, if required by applicable Law, is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
     Section 4.4 No Conflict; Consents and Approvals.
          (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) subject to obtaining the consents listed on Section 4.4(a)(iii) of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body or arbitral tribunal (each, a “Governmental Entity”) by the Company, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification with a Governmental Entity the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.5 SEC Reports; Financial Statements.
          (a) Except as set forth on Section 4.5 of the Company Disclosure Letter, the Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 30, 2006 (all such forms, reports, statements, certificates and other documents filed since January 30, 2006 and prior to the date hereof and those filed subsequent to the date hereof including any amendments, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied or, if not yet filed, will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company SEC Document has been revised or superseded by a subsequently filed Company SEC Document, none of the Company SEC Documents contains (or if not yet filed will not contain) any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For purposes of clarification, amendments filed after the date of this Agreement to Company SEC Documents that were filed prior to the date of this Agreement shall not be taken into account for purposes of determining compliance with this Section 4.5(a).
          (b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 4, 2007 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP)” applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since November 4, 2007 have been (and any subsequently filed financial statements will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the

Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
          (c) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.
          (d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal controls over financial reporting.
          (e) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains disclosure controls and procedures (within the meaning of Rules 13a–15(e) and 15d–15(c) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the times periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.
          (f) Except as set forth on Section 4.5(f) of the Company Disclosure Letter, since July 9, 2007 through the date of this Agreement, (x) neither the Company nor any of its Subsidiaries has received any material complaint regarding accounting, internal accounting controls or auditing matters of the Company or any of its Subsidiaries and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act of 2002”).
          (g) Since July 9, 2007, the Company has complied in all material respects with the rules and regulations of the New York Stock Exchange that are applicable to the Company.
          (h) Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC since November 4, 2007; (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice since November 4, 2007; (iii) as would not individually or in the aggregate have a Material Adverse Effect; (iv) for liabilities and obligations arising under this Agreement; (v) liabilities and obligations disclosed in this Agreement or the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligation of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.
          (i) Section 4.5(i) of the Company Disclosure Letter sets forth, as of the dates indicated on Section 4.5(i) of the Company Disclosure Letter, the amount of the principal and unpaid interest outstanding under each instrument evidencing any Indebtedness of the Company or any of its Subsidiaries. “Indebtedness” shall mean any indebtedness for borrowed money and any indebtedness evidenced by notes, bonds, debentures or similar instruments. The Company and its Subsidiaries have not guaranteed any Indebtedness of any Person other than Indebtedness of the Company or any of its Subsidiaries, as the case may be.
     Section 4.6 Certain Information. None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders by the Company in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholders Meeting, if any, and any amendments or supplements thereto, when filed, distributed or disseminated, and at the Effective Time, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Disclosure Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Company Disclosure Documents.
     The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing of the Schedule TO, at the time of the Registration Statement becomes effective under the Securities Act, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.7 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Letter or elsewhere in this Agreement, since November 4, 2007, except as otherwise contemplated or permitted by this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (ii) there has not been any fact, event, change, effect, or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries have taken any action which, if taken after the date hereof, would violate the provisions of Sections 6.1(b)(i)-(iv) (inclusive), 6.1(b)(vi)(A), 6.1(b)(vi)(C), 6.1(b)(x), 6.1(b)(xi), 6.1(b)(xiii) and 6.1(b)(xiv).

     Section 4.8 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
     Section 4.9 Compliance with Laws. Except with respect to the Securities Act and the Exchange Act, ERISA, Environmental Laws and Laws with respect to Taxes, which are the subject of Sections 4.5, 4.10, 4.12 and 4.13 respectively, the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any applicable Law. Except with respect to Environmental Laws (which are the subject of Section 4.12), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders, clearances, commissions, consents, certificates, grants and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any material Permit (in each case, with or without notice or lapse of time or both), except where any violation, default, loss or acceleration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.10 Benefit Plans.
          (a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment (excluding offer letters made to employees other than senior executives in the ordinary course of business), change-in-control, material fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or director or former employee or director of the Company or any ERISA Affiliate has any present or future right to benefits or the Company or any ERISA Affiliate has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information. “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
          (b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.10 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
               (i) each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;
               (ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;
               (iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than an IRS application for a favorable determination letter and routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;
               (iv) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;
               (v) each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in good faith, reasonable compliance with Section 409A of the Code since January 31, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) the regulations and guidance issued thereunder (clause (A) and (B), together, the “409A Authorities”); and
               (vi) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. Neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full). No event has occurred that presents a material risk of a partial withdrawal. Neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA.
          (c) Except as provided herein or as set forth on Section 4.10(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as set forth on Section 4.10(c) of the Company Disclosure Letter, no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
          (d) The treatment of Company Stock Options set forth in Section 3.2 of this Agreement is permitted under the terms of the applicable Company Equity Plans.
          (e) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment, compensation, severance and other employee benefit plans of the Company and its Subsidiaries, including the Company Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (A) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and the Buyer began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

          (f) Section 4.10(f) of the Company Disclosure Letter sets forth each Company Plan (excluding any written agreements with employees, such as employment agreements, option agreements, etc.) that, by its terms, prohibits or restricts amendments, modifications or termination of such Company Plan following the consummation of the transactions contemplated by this Agreement.
     Section 4.11 Labor Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or labor organization, and no employees of the Company or any of its Subsidiaries are represented by any labor union or labor organization with respect to their employment with the Company or its Subsidiaries. The Company and its Subsidiaries have not committed any material unfair labor practice as defined in the National Labor Relations Act.
          (b) No labor union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and its Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or its Subsidiaries.
          (c) From January 30, 2006 to the date of this Agreement, there has been no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.
     Section 4.12 Environmental Matters.
          (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) there are no Materials of Environmental Concern at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint or any threatened claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Materials of Environmental Concern which could form the basis of any liability under Environmental Laws against the Company, any of its Subsidiaries, or against any person or entity whose liability for such matters the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law.
          (b) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analysis, tests or monitoring possessed by the Company or any Subsidiary pertaining to Materials of Environmental Concern in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Subsidiary, or regarding the company’s or any Subsidiary’s compliance with applicable Environmental Laws.
          (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
     “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees (including common law) protecting human health, the environment or the quality of the ambient air, soil, surface water or groundwater.
     “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
     “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance, contaminant, pollutant, or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.
     Section 4.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.
          (b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, except with respect to Taxes contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries included in the most recent Company SEC Documents in accordance with GAAP.
          (c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
          (d) As of the date of this Agreement, there are no audits or other proceedings now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax.

          (e) The financial statements included in the most recent Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent financial statements other than in the ordinary course of the Company’s or such Subsidiary’s business.
          (f) (i) all Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries included in the most recent Company SEC Documents in accordance with GAAP; and (ii) no unresolved claim has been made against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
          (g) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise (except, in each case, agreements among the Company and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors).
          (h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.
          (i) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or similar provision of state or local Law.
          (j) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.
          (k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.

          (l) Neither the Company nor, to the Company’s knowledge, any of its Affiliates has taken or agreed to take action that would prevent the Offer, the Merger, and the LLC Merger (if any) together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.
          (m) As used in this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, and (ii) “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.
     Section 4.14 Contracts. Section 4.14 of the Company Disclosure Letter lists, as of the date hereof, each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument (each, a “Contract”) of the following types that are currently in effect and by which the Company or any of its Subsidiaries is currently bound:
     (i) any consulting agreement that is not terminable at will without a penalty in excess of $5,000 in the aggregate;
     (ii) any Contract restricting the right of the Company to conduct its business as it is presently conducted (other than customary provisions in Leases, Contracts described in Section 4.10 of the Company Disclosure Letter, or Contracts listed on Section 4.4(a)(iii) of the Company Disclosure Letter);
     (iii) any exclusive supplier agreements not terminable at will without a penalty in excess of $100,000 in the aggregate;
     (iv) any partnership, joint venture or similar agreement;
     (v) any Contract that is material to the Company with a change in control provision (excluding Leases and employee contracts and plans);
     (vi) any agreement involving the acquisition or disposition by the Company of an amount of assets in excess of $150,000 in the aggregate, outside the ordinary course of business; and

     (vii) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each such Contract as described in this Section 4.14, a “Material Contract”).
     Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.
     Section 4.15 Insurance. Section 4.15 of the Company Disclosure Letter sets forth an accurate and complete list of all policies of liability, director and officer, workmen’s compensation and other forms of insurance owned or held by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all premiums due and payable under such policies have been paid, (b) all material insurance policies of the Company and its Subsidiaries are in full force and effect, and (c) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. As of the date hereof, the Company has no knowledge of any threatened early termination of any such policy. Except as set forth on Section 4.15 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy of insurance maintained by the Company or any of its Subsidiaries.
     Section 4.16 Properties.
          (a) Except as set forth on Section 4.16(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries has good and valid title to all the properties and assets reflected in the audited balance sheet of the Company as at February 4, 2007 included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries and to all properties and assets acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, or for an amount or the validity of which is being contested in good faith, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or that the amount or validity of which is being contested in good faith, (iii) zoning, building and other similar codes and regulations, (iv) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) purchase money liens and liens securing rental payments under capital lease arrangements, (vi) mortgages, deeds of trust, security interests or other Liens that secure or are related to, or are permitted by applicable loan agreements with respect to, indebtedness reflected in the Company SEC Documents, (vii) any conditions that are matters of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate and (viii) any Liens (other than Liens that secure or are related to indebtedness not reflected in the Company SEC Documents) that have not had and reasonably would not be expected to materially impair the use, value or operation of any such properties and assets (collectively, “Permitted Liens”).
          (b) The Company or one of its Subsidiaries is the lessee of and has a good and valid leasehold interest in all leasehold estates reflected in the audited balance sheet of the Company as at February 4, 2007 included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (each such lease, a “Lease” and collectively, the “Leases”) and is in possession of the properties purported to be leased thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Lease is valid and binding on the Company and each of its Subsidiaries party thereto and enforceable against the Company or its Subsidiaries party thereto in accordance with its terms and, to the knowledge of the Company, is valid and binding on the applicable lessor, and there is no breach of or default under any of the Leases by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, the applicable lessor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach thereof or a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, the applicable lessor. Copies of all Leases have made available to Parent, in each case as appropriately redacted to protect against the disclosure of competitively-sensitive information.
     Section 4.17 Intellectual Property.
          (a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames and applications therefor, patents, patent applications, registered copyrights, applications to register copyright, and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP is owned, beneficially and of record, by the Company or one its Subsidiaries free and clear of all Liens and all such Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon, or otherwise violating misappropriating any patents, copyrights, trademarks, trade secrets, rights to personal information, or other intellectual property (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received in the two (2) years prior to the date hereof any written notice or claim asserting that any such infringement, misappropriation or other violation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or, decree settlement, coexistence agreement or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.
     Section 4.18 Rights Plan. The Company Board has resolved to, and the Company simultaneously with the execution of this Agreement will, take all action necessary, (a) to render the Rights Agreement inapplicable to the transactions contemplated by this Agreement and (b) cause the Rights to expire immediately prior to the Effective Time.
     Section 4.19 Related Party Transactions. No executive officer or director of the Company or any Person owning 5% or more of the Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the Company SEC Reports pursuant Item 404 of Regulation S-K that has not been so disclosed.
     Section 4.20 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 4.21 Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations and qualifications reflected therein, the Per Share Stock Consideration and the Per Share Cash Consideration, taken together, is fair, from a financial point of view, to the holders of Shares (other than Parent, Merger Sub, and their respective Affiliates).

     Section 4.22 Takeover Statute. Assuming the accuracy of Parent’s representations in Article V, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof and thereafter.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Except (i) as disclosed or reflected in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Parent Recent SEC Document”) (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature); provided, that such disclosures shall apply only to the extent that the nature and content of the disclosure in the Parent Recent SEC Document is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of a representation and warranty or (ii) as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:
     Section 5.1 Organization, Standing and Power.
          (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate is materially adverse to (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (B) the ability of Parent or Merger Sub to perform, in all material respects, its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include the effect of any fact, circumstance, event, change, effect, development, or occurrence arising out of or attributable to any of the following, either alone or in combination: (1) the industry and markets in which Parent and its Subsidiaries operate generally (that do not materially disproportionately affect Parent and its Subsidiaries, taken as a whole); (2) general economic, business, regulatory or political conditions (including those affecting the securities or financial markets) (that do not materially disproportionately affect Parent and its Subsidiaries, taken as a whole); (3) gasoline prices in the United States; (4) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Offer or the Merger; (5) the public announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (including any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities or any termination or reduction or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers or distributors); (6) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events (such as natural disasters or acts of God) occurring after the date hereof (other than any of the foregoing that causes material damage or destruction to a material number of stores of Parent or any of its Subsidiaries, taking into account the proceeds of any applicable insurance policies); (7) any changes in applicable Laws or applicable accounting regulations or principles or interpretations thereof; or (8) the taking of any action contemplated by or arising from this Agreement or consented to or requested by the Company.
          (b) Parent has previously furnished or otherwise made available to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws. The minute books of Parent and each of its Subsidiaries contain accurate records of all corporate actions taken by the directors and stockholders or equivalents of such entity, and, subject to Section 5.1(b) of the Parent Disclosure Letter, true and correct copies of such minute books from and after January 1, 2007 have been made available to the Company.
     Section 5.2 Capital Stock.
          (a) The authorized capital stock of Parent consists of 245,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (“Parent Preferred Stock”). As of December 31, 2007, (A) 115,260,564 shares of Parent Common Stock were issued and outstanding, including 15,123 shares of unvested restricted stock, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights; (B) no Shares were held in treasury; (C) no shares of Parent Preferred Stock were issued and outstanding; (D) an aggregate of 4,404,403 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding stock options under the O’Reilly Automotive, Inc. 1993 Stock Option Plan, as amended; and (E) an aggregate of 215,000 shares of Parent Common Stock were subject to or otherwise deliverable in connection with outstanding stock options under the O’Reilly Automotive, Inc. Director Stock Option Plan, as amended. No shares of Parent Common Stock are owned or held by any Subsidiary of Parent. All of the outstanding shares of Parent Common Stock, and all shares of Common Stock reserved for issuance as noted in clauses (D) and (E), when issued in accordance with the respective terms thereof, are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights and issued in compliance with applicable securities Laws.
     Except as set forth in this Section 5.2, except as set forth on Section 5.2 of the Parent Disclosure Letter and except for changes since December 31, 2007 resulting from the exercise of stock options for Parent Common Stock outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other equity interests of Parent or any of its Subsidiaries, (2) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity interests of Parent or any of its Subsidiaries or (3) options or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent or any of its Subsidiaries to issue, any capital stock or other equity interests, securities convertible into or exchangeable for capital stock or other equity interests of Parent or any of its Subsidiaries, (B) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests or securities convertible into or exchangeable for capital stock or other equity interests of Parent or any of its Subsidiaries and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.
          (b) Except as set forth in subsection (a) above, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.
          (c) There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of Parent or any of its Subsidiaries.
          (d) Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights, all such shares are owned by Parent or another wholly-owned Subsidiary of Parent and are owned free and clear of all Liens of any nature whatsoever.
          (e) Section 5.2(e) of the Parent Disclosure Letter sets forth the name, jurisdiction of incorporation or organization, authorized and outstanding capital of each Subsidiary of Parent and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests held by each such person. Other than with respect to the Subsidiaries of Parent set forth in Section 5.2(e) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business other than an investment in publicly traded securities constituting three percent (3%) or less of the outstanding securities of any entity.
     Section 5.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
     Section 5.4 No Conflict; Consents and Approvals.
          (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) except as set forth on Section 5.4 of the Parent Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), impair Parent’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity by Parent or Merger Sub, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of NASDAQ, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification with a Governmental Entity the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.5 SEC Reports; Financials Statements.
          (a) Except as set forth on Section 5.5 of the Company Disclosure Letter, Parent has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2006 (all such forms, reports, statements, certificates and other documents filed since January 1, 2006 (the “Parent Applicable Date”) and prior to the date hereof and those filed subsequent to the date hereof including any amendments, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied (or, if not yet filed, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Parent SEC Document has been revised or superseded by a subsequently filed Parent SEC Document, none of the Parent SEC Documents contains (or, if not yet filed, will not contain) any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For purposes of clarification, amendments filed after the date of this Agreement to Parent SEC Documents that were filed prior to the date of this Agreement shall not be taken into account for purposes of determining compliance with this Section 5.5(a).
          (b) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10 K for the fiscal year ended December 31, 2007 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Quarterly Reports on Form 10-Q filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
          (c) Parent has designed disclosure controls and procedures to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities. Parent’s management has completed assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2007, and such assessment concluded that such controls were effective.
          (d) Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in Parent’s internal controls over financial reporting.
          (e) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a—15(f) and 15d—15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains disclosure controls and procedures (within the meaning of Rules 13a—15(e) and 15d—15(c) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the times periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure.
          (f) Since the Parent Applicable Date through the date of this Agreement, (x) neither Parent nor any of its Subsidiaries has received any material complaint regarding accounting, internal accounting controls or auditing matters of Parent or any of its Subsidiaries and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent Board or any committee thereof or to the general counsel or chief executive officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.
          (g) Since the Parent Applicable Date, Parent has complied in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of NASDAQ that are applicable to Parent. Since the Parent Applicable Date, Parent’s auditors and chief executive officer and chief financial officer have given all certifications, attestations and reports required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act of 2002.
          (h) Except (i) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC since December 31, 2007; (ii) for liabilities and obligations incurred in the ordinary and usual course of business consistent with past practice since December 31, 2007; (iii) as would not individually or in the aggregate have a Parent Material Adverse Effect; (iv) for liabilities and obligations arising under this Agreement; (v) liabilities and obligations disclosed in this Agreement or the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent has any liabilities or obligation of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.
     Section 5.6 Certain Information.
          (a) None of the information supplied or to be supplied by Parent or Merger Sub with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer.

          (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     Section 5.7 Absence of Certain Changes or Events. Since December 31, 2007, except as otherwise contemplated or permitted by this Agreement (i) the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice (ii) there has not been any fact, event, change, effect, or occurrence, that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect and (iii) neither Parent nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would violate the provisions of Section 6.2(b).
     Section 5.8 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
     Section 5.9 Compliance with Laws. Except with respect to the Securities Act and Exchange Act and Laws with respect to Taxes, which are the subject of Sections 5.5 and 5.16, Parent and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to have Parent Material Adverse Effect, no notice, charge, claim, action or assertion has been received by Parent or any of its Subsidiaries or has been filed, commenced or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of any applicable Law. Parent and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any material Permit (in each case, with or without notice or lapse of time or both), except where any violation, default, loss or acceleration would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.10 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.
     Section 5.11 Financing. Parent has and will have at the consummation of the Offer and at the Effective Time access to sufficient funds to consummate the Offer and the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.
     Section 5.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of LLC as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger, or the other transactions contemplated hereby.
     Section 5.13 Ownership of Shares. Except as set forth in Section 5.13 of the Parent Disclosure Letter, neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.
     Section 5.14 No Other Representations or Warranties. Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries, except as expressly set forth in Article IV, and that the Company hereby specifically disclaims any such other representations or warranties.
     Section 5.15 Access to Information. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company and (b) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article IV.
     Section 5.16 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
          (a) All Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.

          (b) Neither Parent nor any of its Subsidiaries is delinquent in the payment of any Tax, except with respect to Taxes contested in good faith and for which adequate reserves have been established on the financial statements of Parent and its Subsidiaries included in the most recent Parent SEC Documents in accordance with GAAP.
          (c) No Liens for Taxes exist with respect to any assets or properties of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
          (d) As of the date of this Agreement, there are no audits or other proceedings now pending or threatened in writing against or with respect to Parent or any of its Subsidiaries with respect to any material Tax.
          (e) The financial statements included in the most recent Parent SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent financial statements other than in the ordinary course of Parent’s or such Subsidiary’s business.
          (f) (i) all Taxes which Parent or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted, except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of Parent and its Subsidiaries included in the most recent Parent SEC Documents in accordance with GAAP; and (ii) no unresolved claim has been made against Parent or any of its Subsidiaries by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;.
          (g) None of Parent or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than Parent and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of Parent or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise (except, in each case, agreements among Parent and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial lending agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers and vendors).
          (h) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.
          (i) Neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or similar provision of state or local Law.

          (j) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.
          (k) The LLC is a disregarded entity whose assets, liabilities, income, gain, loss, deduction and credit are treated as assets, liabilities, income, gain, loss, deduction and credit of Parent in accordance with Treasury Regulation Section 301.7701-3(b)(1)(ii).
          (l) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.
          (m) Neither Parent nor, to Parent’s knowledge, any of its Affiliates has taken or agreed to take action that would prevent the Offer, the Merger, and the LLC Merger (if any) together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.
     Section 5.17 Brokers. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     Section 5.18 Takeover Statute. Prior to the Company Board approving this Agreement, the Merger, and the other transactions contemplated herby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company.
          (a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to use reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers, employees and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).

          (b) Between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing, neither the Company nor any of its Subsidiaries shall:
               (i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
               (ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (iii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or any securities convertible or exchangeable into shares of capital stock or other equity interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity interests or any securities convertible or exchangeable into shares of capital stock or other equity interests, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, grant to any Person any right to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Stock Options or settlement of other stock based awards outstanding as of the date hereof and in accordance with the terms of such instruments, (B) issuances in accordance with the Rights Agreement, or (C) pursuant to the current terms of the 6 3/4% Senior Exchangeable Notes due 2025;
               (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);
               (v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;
               (vi) (A)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, (B) acquire any assets in excess of $150,000 individually or $1,500,000 in the aggregate (other (i) than purchases of inventory and other assets in the ordinary course of business, or (ii) capital expenditures permitted hereunder), in which case consent by Parent shall not be unreasonably withheld or delayed; (C) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or (D) sell or otherwise dispose of or any assets in excess of $150,000 individually or $1,500,000 in the aggregate (other than sales or dispositions of inventory and other assets in the ordinary course of business), in which case consent by Parent shall not be unreasonably withheld or delayed;
               (vii) other than in the ordinary course of business consistent with past practice, enter into, materially amend, fail to enforce, or terminate any Material Contract, in which case consent by Parent shall not be unreasonably withheld or delayed;

               (viii) other than in the ordinary course of business consistent with past practice, grant to or acquire from any Person, or abandon, dispose of or permit to lapse any rights to, any material Intellectual Property, in which case consent by Parent shall not be unreasonably withheld or delayed;
               (ix) authorize any material new capital expenditures that are in excess of the sum of (i) $500,000 and (ii) the Company’s capital expenditure budget set forth on Section 6.1(b)(ix) of the Company Disclosure Letter;
               (x) (A) make any loans, advances (other than to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities other than borrowings under the existing Credit Agreements, (C) make any modification or amendment to, or solicit or obtain any waiver with respect to, the Debt Instruments, or (D) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in the case of each of subclauses (A), (B), (C) or (D), which consent by Parent shall not be unreasonably withheld or delayed; provided, however, in no event shall the aggregate amount of indebtedness for borrowed money under the existing Credit Agreements at the consummation of the Offer exceed $475,000,000;
               (xi) except to the extent either required by applicable Law (including Section 409A of the Code), any arrangement in effect as of the date hereof and set forth on Section 6.1(b)(xi) of the Company Disclosure Letter, and as contemplated by Sections 3.1, 3.2, or 6.8, (A) increase the total compensation or benefits of any director or vice president or higher-level position of the Company, or (B) except as set forth on Section 6.1(b)(xi) of the Company Disclosure Letter, terminate, amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit or its employees or directors, in which case consent by Parent shall not be unreasonably withheld or delayed;
               (xii) enter into any closing agreement with respect to material Taxes; settle or compromise any material liability for Taxes (except with respect to any Tax liability, for an amount that is not materially in excess of the amount reserved therefor on the financial statements of the Company and its Subsidiaries included in the Company SEC Documents); make, revoke, or change any material Tax election; knowingly surrender any claim for a material refund of Taxes; execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes (except for extensions routinely granted during the course of an examination or audit); file any material amended Tax return involving a material amount of additional Taxes (except as required by Law); or obtain any material Tax ruling;
               (xiii) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

               (xiv) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice than involve only the payment of money damages (A) (1) not in excess of $2,000,000 in the aggregate during the 90 day period following the date of this Agreement or (2) not in excess of $4,000,000 in the aggregate during the 180 day period following the date of this Agreement or (B) consistent with the reserves reflected in the Company’s balance sheet at November 4, 2007, in the case of each of subclauses (A) and (B), which consent by Parent shall not be unreasonably withheld or delayed;
               (xv) (A) take any action other than as provided herein that would cause any material insurance policy to be cancelled or terminated other than in accordance with its terms or (B) fail to use commercially reasonable efforts to renew, or replace with substantially equivalent policies, any expiring policies on commercially reasonable terms consistent with past practices, in the case of each of subclauses (A) and (B), which consent by Parent shall not be unreasonably withheld or delayed;
               (xvi) enter into, materially amend, fail to enforce, or terminate any collective bargaining agreement; or
               (xvii) agree to take any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xvi).
     Section 6.2 Conduct of Business of Parent and Merger Sub Pending the Merger.
          (a) From and after the date hereof and prior to the Effective Time, and except as may otherwise required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby in accordance with the terms of Section 6.7, (b) performing its covenants or agreements hereunder, (c) cause any of its representations and warranties set forth in Article V to be untrue in any material respect, or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect. Parent covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.2 of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Parent shall, and shall cause each of its Subsidiaries to use reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other Persons with which it has material business relations.
          (b) Between the date of this Agreement and the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 6.2 of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Company shall otherwise consent in writing, neither Parent nor any of its Subsidiaries shall:

               (i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
               (ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent to Parent or to other Subsidiaries); or
               (iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of Parent (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Parent Stock Options or settlement of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock.
     Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the consummation of the Offer, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time; provided, that nothing contained in this Section 6.3 shall be deemed to mitigate Parent’s consent rights as set forth in Section 6.1 or the Company’s consent rights as set forth in Section 6.2. Prior to the consummation of the Offer, in the case of the Company, and the Effective Time, in the case of Parent, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.4 Acquisition Proposals.
          (a) Subject to Sections 6.4(b)-(f), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) or intentionally take any action to facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations, discussions, or communications (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; or, (v) (A) amend, grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to the Company or any of its Subsidiaries, (B) approve any transaction under, or any other person becoming an “interested stockholder” under, Section 203 of the DGCL, or (C) amend or grant any waiver or release or approve any transaction or redeem any rights under the Rights Agreement, except in connection with the transactions contemplated by this Agreement; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Sections 6.4(b), (c) or (d) or Section 8.1(c)(ii) shall not be deemed to be a breach of this Section 6.4(a). The Company agrees that it will immediately cease and cause to be terminated all existing activities, communications, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will request the return or destruction of any confidential information about the Company from any person who participated in the due diligence process within two (2) days of the date of this Agreement.
          (b) Notwithstanding anything to the contrary in Section 6.4(a), at any time following the date of this Agreement and prior to the consummation of the Offer, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 6.4(a) and that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a confidentiality and standstill agreement on terms no less favorable to the Company than to those contained in the Confidentiality Agreement and the Standstill Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), a copy of which shall promptly be provided to Parent; provided, however, that any material non-public information provided to such Person has previously been provided to Parent or is provided to Parent contemporaneously as it is provided to such Person and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.
          (c) Neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger (an “Adverse Recommendation Change”), (ii) approve or recommend, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, acquisition agreement or other similar agreement constituting or relating to any Acquisition Proposal or (iii) resolve or publicly propose to take any such actions. Notwithstanding anything to the contrary in this Section 6.4, if, prior to consummation of the Offer, (A) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would be inconsistent with the Company Board’s exercise of its fiduciary duties, the Company Board or any committee thereof may effect an Adverse Recommendation Change or (B) the Company receives an Acquisition Proposal that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) to enter into a definitive agreement with respect to such Superior Proposal, subject to compliance with Section 6.4(d).
          (d) At any time prior to the consummation of the Offer, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal if (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to Section 8.1(c)(ii), identifying the Superior Proposal then determined to be more favorable and including a copy of the definitive acquisition agreement for such Superior Proposal in the form to be entered into, (ii) within a period of five (5) Business Days following the delivery of the notice referred to in clause (i) above, Parent does not propose adjustments in the terms and conditions of this Agreement, that the Company Board determines in good faith (after consultation with the Company’s financial advisors) to be as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal (the Company having caused its financial and legal advisors to negotiate with Parent in good faith during such five (5) Business Day period any adjustments in the terms and conditions of this Agreement proposed by Parent), and (iii) at least five (5) Business Days after the Company has provided the notice referred to in clause (i) above, the Company simultaneously delivers to Parent (A) an irrevocable written notice of termination of this Agreement pursuant to Section 8.1(c)(ii) and (B) a wire transfer of same day funds in the amount of the Termination Fee.
          (e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal, inquiry, proposal or offer and the material terms of any such Acquisition Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any such Acquisition Proposal, inquiry, proposal or offer.
          (f) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the judgment of the Company Board (after consultation with outside legal counsel), failure to disclose such information would reasonably be expected to violate its obligations under applicable Law.
          (g) As used in this Agreement:
               (i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, joint venture recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 10% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer or the Merger.
               (ii) “Superior Proposal” means a bona fide written Acquisition Proposal, which proposal was not the result of a breach of this Section 6.4, that (a) is not conditioned upon obtaining financing or any regulatory approvals or consents beyond or in addition to those regulatory approvals and consents required in connection with the transactions contemplated by this Agreement, (b) is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity of the person submitting such an Acquisition Proposal) and (c) the Company Board determines in good faith (after consultation with the Company’s outside counsel and the Company’s financial advisors) is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement in response to the Superior Proposal); provided, that for the purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4(g)(i), except that the reference to “10%” shall be deemed to be a reference to “80%.”
     Section 6.5 Prospectus/Proxy Statement; Registration Statement; Stockholders Meeting.
          (a) In the event that Section 253 of the DGCL is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the consummation of the Offer, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare the Proxy Statement, and Parent shall, with the assistance and approval (not to be unreasonably withheld or delayed) of the Company, prepare a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable best efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so

that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the New York Stock Exchange.
          (b) In the event that Section 253 of the DGCL is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.4, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the Merger.
     Section 6.6 Access to Information: Confidentiality.
          (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and representative to, afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.
          (b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
          (c) To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent’s personnel and records (i) on a basis consistent with Parent’s access to such personnel and records prior to the date hereof in connection with Parent’s due diligence review of the Company and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 6.23, Section 7.1 or Annex I have been satisfied.
     Section 6.7 Further Action; Efforts.
          (a) Subject to the terms and conditions of this Agreement, including Section 6.7(c), each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer and the Merger and the other transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or delay the consummation of the Offer or the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under any Antitrust Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.
          (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Sections 6.7(a) and (c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Merger Sub shall be strictly obligated to resolve any such objections or suits necessary to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger, or the other transactions contemplated hereby, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or business of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (ii) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to resolve such objections or suits; provided, however, that Parent nor any of its Subsidiaries or Affiliates shall be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on Parent or any of its Subsidiaries or Affiliates, as the case may be, only in the event the Closing occurs.
          (d) Subject to the obligations under Section 6.7(c), in the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger, or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other; (ii) Parent and Merger Sub shall be obligated to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; and (iii) Parent and Merger Sub must defend, at their cost and expense, any Action or Actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.
          (e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     Section 6.8 Employment and Employee Benefits Matters; Other Plans.
          (a) Without limiting the provisions of Section 6.1 hereof, if the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (a) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) shall not be calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company (acting through the Compensation Committee of the Company Board) shall take such steps as may be required so that, prior to the conclusion of the Offer: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment, compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the consummation of the Offer all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors. Furthermore, to the extent the Company has failed to comply with the terms of this Section 6.8(a), the Company shall use all reasonable best efforts to cure such noncompliance as promptly as practicable.
          (b) As of and after the Effective Time, Parent will, or will cause its Subsidiaries and the Surviving Corporation to, give those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time (“Company Employees”) full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans other than any such plans maintained by the Company or its Subsidiaries prior to the Effective Time), under any employee compensation, incentive, and benefit (including vacation, paid time off, severance, and retiree medical) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such recognition would result in duplication of benefits. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) provide for immediate eligibility and coverage, (ii) cause there to be waived any waiting periods, pre-existing condition, evidence of insurability, good health, actively at work, or other eligibility limitations in each case to the extent waived, satisfied or inapplicable under the corresponding Company Plan and (iii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees during the plan year in progress as of the Effective Time under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.
          (c) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN, or any similar provision of applicable foreign Law.
          (d) Subject to the provisions of this Section 6.8(d), Parent shall, or shall cause the Surviving Corporation to, assume, honor, and be responsible for any accrued or unused vacation, sick and personal leave, (collectively, “Paid Time Off”) to which any Company Employee is entitled pursuant to the paid time-off policy applicable to such Company Employee immediately prior to the Effective Time (the “PTO Policy”). In addition to the assumption of past Paid Time Off accruals as described above, Parent or the Surviving Corporation shall continue to provide Paid Time Off benefits (including new paid time off accruals) to Company Employees for service with Parent or its Subsidiaries after the Effective Time through December 31, 2008, which Paid Time Off Benefits shall be at least equal to the Paid Time Off benefits provided to Company Employees under the PTO Policy prior to the Effective Time (counting both pre- and post-Effective Time service for purposes of entitlement to such Paid Time Off benefits). Parent shall, or shall cause the Surviving Corporation to allow such Company Employee to use such accrued and unused Paid Time Off in accordance with the terms of the PTO Policy prior to December 31, 2009. To the extent any of the Paid Time Off described in the first two sentences of this Section 6.8(d) is not used on or prior to December 31, 2009, Parent shall, or shall cause the Surviving Corporation to, pay in cash to each Company Employee an amount equal to any such unused Paid Time Off in excess of the amount of Paid Time Off allowed to be accrued under Parent’s applicable policies (the “PTO Limit”), but only to the extent that such unused Paid Time Off as of December 31, 2009 is attributable to vacation or, with respect to employees in California or states that require such pay by Law, personal days, it being understood that there shall be no payout of such Paid Time Off with respect to sick days. Company Employees will no longer be entitled to any Paid Time Off in excess of the PTO Limit following December 31, 2009. With respect to Company Employees who experience a termination of employment, Parent shall, or shall cause the Surviving Corporation to honor the provisions of the PTO Policy with respect to payments in respect of Paid Time Off on termination of employment (including any limitations on the obligation to make such payments in the event of a ‘for cause’ or similar termination, consistent with applicable Law); provided, however, that with respect to Paid Time Off Benefits accrued following December 31, 2008, any limitations with respect to payments in respect of Paid Time Off on termination of employment shall be determined (consistent with applicable Law) shall be determined based on the Paid Time Off policy determined by Parent. Following December 31, 2009, Parent and its Subsidiaries may implement any Paid Time Off or similar policy as Parent may determine in its discretion.
     Section 6.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger, or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall use all reasonable best efforts to ensure that the Offer or the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Offer or the Merger and the other transactions contemplated hereby.
     Section 6.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other in writing of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relates to the Offer, the Merger, or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in (i) any of the conditions to the

Merger set forth in Article VII or (ii) the conditions to the Offer set forth in Section 6.23 or Annex I not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VII or the conditions to the Offer set forth in Annex I and Section 6.23 (so long as such failure was not the result of an intentional or willful breach of this Section 6.10) except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.
     Section 6.11 Indemnification, Exculpation and Insurance.
          (a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; provided further, that neither Parent nor the Surviving Corporation shall be required to indemnify or advance expenses to any Indemnified Party in connection with an Action (or part thereof) initiated by such Indemnified Party unless such Action (or part thereof) was authorized by the Board of Directors.
          (b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for a period of six (6) years from the Effective Time.

          (c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 250% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium. In lieu of the foregoing sentence, at the Company’s option, after consultation with Parent, the Company may purchase, in accordance with the cost constraints set forth above, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
          (d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.11 shall continue in effect until the final disposition of such Action.
          (e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
          (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.11.
     Section 6.12 Financing . At the sole cost and expense of Parent, the Company shall use, and shall cause its Subsidiaries to use, reasonable efforts to cooperate and assist Parent with respect to the arrangement of Parent’s financing (the “Financing”). The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions led by Parent, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including without limitation all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act as well as of the type and form customarily included in private placements under Rule 144A of the Securities Act, (iii) assisting Parent and its financing sources and counsel in the preparation by Parent of (A) an offering document for any of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts and related roadshow activities of Parent and its financing sources for any of the Financing, (v) providing and executing documents as may be reasonably requested by Parent, and assisting Parent in obtaining comfort letters of the Company’s accountants, consents of the Company’s accountants for use of their reports in any materials relating to the Financing, legal opinions of the Company’s counsel and surveys and title insurance with respect to the Real Property; (vi) coordinating and making the Real Property available for appraisal and inspection, (vii) making senior officers and representatives of the Company reasonably available for presentations to ratings agencies and roadshow presentations, and (viii) reasonably facilitating the pledge of the Surviving Corporation’s collateral; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time; provided, further, that neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall make available to the Company copies of documents related to the Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters.
     Section 6.13 Rights Agreement. The Company covenants and agrees that, prior to the valid termination of this Agreement in accordance with Article VIII hereto, it will not (A) redeem the rights (the “Rights”) distributed to the holders of Shares pursuant to the Rights Agreement, dated as of February 4, 2008 (as amended, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent, (B) amend the Rights Agreement or (C) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent, Merger Sub or any of their respective Subsidiaries to Beneficially Own (for purposes of this Section 6.13, as defined in the Rights Agreement) ten percent (10%) or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement) to occur.
     Section 6.14 Treatment of Exchangeable Notes. The Company shall use, and shall cause its Subsidiaries to use, reasonable efforts to cooperate and assist Parent with respect to Parent’s assumption (the “Assumption”) of the Company’s 6 3/4% Senior Exchangeable Notes due 2025 (the “Exchangeable Notes”) as a successor under the Indenture dated as of December 19, 2005 (as amended) (the “Indenture”). The Company agrees to provide, and shall cause its

Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the Assumption as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) requiring the Company Directors to appoint the directors Parent is entitled to designate pursuant to Section 1.4(a); (ii) assisting Parent and its counsel in the preparation by Parent of a supplemental indenture with respect to the assumption by Parent of the Exchangeable Notes; and (iii) promptly notifying Parent of (A) any fact, circumstance or event that constitutes, or that would constitute with the passage of time and/or the providing of notice, an Event of Default (as such term is defined in the Indenture), (B) any correspondence with or to the Trustee (as such term is defined in the Indenture) and (C) any action taken by the holders of the Exchangeable Notes under the terms of the Indenture. The Company further agrees not to, and shall cause its Subsidiaries not to, directly or indirectly, take any actions under the Indenture that would (i) cause the Exchangeable Notes to become exchangeable into Shares pursuant to the terms of the Indenture at a time when they would not otherwise be exchangeable, (ii) result in a Fundamental Change (as such term is defined in the Indenture) or (iii) amend the Indenture.
     Section 6.15 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.16 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer or the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
     Section 6.17 Form S-8. Parent agrees to file with the SEC as soon as practicable but no later than twenty (20) business days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Assumed Options and converted Company Stock-Based Awards.
     Section 6.18 NASDAQ Listing. Prior to the earlier of the consummation of the Offer and the Effective Time, Parent agrees to use its best efforts to authorize for listing on NASDAQ, the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger, subject to official notice of issuance. Parent agrees to promptly make such other additional filings with NASDAQ as may be required in connection with the consummation of the transactions contemplated by this Agreement.
     Section 6.19 Accountants. Parent and the Company will each use best efforts to cause to be delivered to each other (i) consents from their respective independent auditors and (ii)

letters from their respective independent accountants, dated a date within two Business Days before the date of Registration Statement, in each case, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.
     Section 6.20 Tax Treatment. Each of Parent, Merger Sub, the LLC, and the Company shall provide to Skadden, Arps, Slate, Meagher & Flom LLP (or such other counsel that has been selected to render the Parent Tax Opinion) and Gibson, Dunn & Crutcher LLP (or such other counsel that has been selected to render the Company Tax Opinion) a certificate containing representations reasonably requested by such counsel in connection with rendering the Parent Tax Opinion or Company Tax Opinion, as the case may be. Each of Parent, Merger Sub, the LLC and the Company agrees to use reasonable best efforts to cause the Offer and the Merger to qualify as a reorganization under Section 368(a) of the Code, to obtain the Parent Tax Opinion or the Company Tax Opinion, as the case may be, and to cause the satisfaction of the conditions relating to the receipt of such opinions that are set forth in Annex I and Section 6.23. Such efforts shall include, without limitation, (i) causing the LLC Merger to occur immediately after the Merger in the event that the Company’s tax counsel or Parent’s tax counsel determines that such merger is necessary in order to cause the Offer, the Merger and the LLC Merger together to qualify as a reorganization within the meaning of Section 368(a) of the Code (and such merger shall be effectuated in a manner that is consistent with the representations pertaining thereto contained letters of representation underlying the Parent Tax Opinion and the Company Tax Opinion) and (ii) upon Parent’s or the Company’s reasonable request, cooperating and negotiating in good faith to agree to an alternate structure that will qualify as a reorganization within the meaning of Section 368(a) of the Code. No party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Offer, the Merger, and the LLC Merger (if any) to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
     Section 6.21 Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.
     Section 6.22 SOX Compliance. The Company’s management shall complete an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended February 3, 2008, and the results thereof shall be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2008.
     Section 6.23 Consummation of the Offer.
          (a) Except as may be waived by the Company, Parent agrees not to, and shall cause Merger Sub not to, consummate the Offer if, immediately prior to the acceptance of Shares for payment in the Offer, any of the following conditions exist:

               (i) other than the representations and warranties in Sections 5.2 and 5.3, the representations and warranties of Parent contained in this Agreement (disregarding any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifiers set forth herein), shall not be true and correct in all respects, as of the date of the Agreement or at the consummation of the Offer as if made at and as of such time (except for any representation or warranty that is made only as of a specified date, which need only to be true as of such specified date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect and such breach shall not have been cured; or (ii) any of the representations and warranties in Sections 5.2 or 5.3 shall not be true and correct in all material respects as of the date of the Agreement and at the consummation of the Offer as if made at and as of such time and such breach shall not have been cured;
               (ii) Parent shall have materially breached any of its obligations under the Agreement and such breach or failure to perform shall not have been cured;
               (iii) any event, change or development shall have occurred following the date of the Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect shall not have been cured;
               (iv) the Registration Condition shall not have been satisfied;
               (v) the NASDAQ Condition shall not have been satisfied; or
               (vi) the Company shall not have received, prior to first date on which Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to the Company) in form and substance reasonably satisfactory to the Company to the effect that the Offer, the Merger and the LLC Merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company Tax Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company Tax Opinion; (the “Company Tax Opinion Condition”).
          (b) Approximately 24 hours prior to the expiration of the Offer, Parent shall deliver to the Company a certificate executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent certifying that the conditions set forth in Section 6.23(a)(i), (ii) and (iii) are satisfied as of such time and date (the “Parent Certificate”).
          (c) The Company shall acknowledge the receipt of such Parent Certificate in writing within 12 hours of receipt and shall indicate to Parent whether the Company intends to exercise its right, if any, to cause Merger Sub to extend the Offer pursuant to the following sentence. Unless waived by the Company, if Parent shall fail to deliver the Parent Certificate or delivers a Parent Certificate that is qualified in any respect, the Company shall have the right to cause Merger Sub to extend the Offer for a period of not less than five (5) Business Days.

     Section 6.24 Debt Instruments.
       The Company shall use, and shall cause its Subsidiaries to use, reasonable best efforts to (a) avoid a “going concern” qualification being issued in connection with the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2008 and (b) if requested by Parent, obtain the appropriate waivers under the Credit Agreements in the event such “going concern” qualification is issued. In addition, the Company will, within one (1) Business Day after learning of any default or event of default under the Debt Instruments, notify Parent of such default or event of default and, at Parent’s request, will use reasonable best efforts to obtain a waiver, consent or amendment to remedy any such default or event of default within ten (10) Business Days.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. The Company Stockholder Approval (if required by applicable Law) shall have been obtained.
          (b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.
          (c) HSR Act; Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired, been terminated, or no longer restrict the consummation of the Merger.
          (d) Purchase of Shares in the Offer. Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.
          (e) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement, or the Post-Effective Amendment, as the case may be, effective. No stop order suspending the effectiveness of the Registration Statement, or the Post-Effective Amendment, as the case may be, or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC (the “Registration Condition”).
          (f) NASDAQ Listing. The shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger shall have been authorized for listing on NASDAQ (the “NASDAQ Condition”).
          (g) Tax Opinions. Neither the Parent Tax Opinion nor the Company Tax Opinion shall have been withdrawn and no event shall have occurred that would prevent Parent from relying on the Parent Tax Opinion or the Company from relying on the Company Tax Opinion; provided that this condition may be waived by Parent solely with respect to the Parent Tax Opinion or by the Company solely with respect to the Company Tax Opinion.
     Section 7.2 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
               (i) if the Offer has not been consummated on or before the date that is 180 days after the date of this Agreement (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Offer to be consummated by the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or
               (ii) on or after the Outside Date, if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, including the acceptance for payment of, and payment for, the Shares pursuant to the Offer, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) unless such party shall have in all respects complied with its obligations to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or take other action in accordance with Section 6.7.
          (c) by the Company prior to the consummation of the Offer:
               (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.23, Section 7.1 or Annex I and (B) cannot be cured by the Outside Date; provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, further, that the

Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;
               (ii) in order to enter into a transaction that is a Superior Proposal, if the Company has complied with Section 6.4;
               (iii) if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not capable of being cured prior to the Outside Date (it being understood that the Company shall not have the right to terminate this Agreement pursuant to this subsection (iii) if it is then in material breach of any of its covenants or agreements set forth in this Agreement or if such Parent Material Adverse Effect is cured); or
               (iv) if the Parent Trading Price is less than or equal to $21.00; provided, however, that no right of termination shall arise under this Section 8.1(c)(iv) if Parent elects, no later than the date of determination of the Parent Trading Price, to increase the number of shares of Parent Common Stock or cash included in the Offer Price such that the value of the Offer Price (with shares of Parent Common Stock valued at the Parent Trading Price) per Share is at least equal to $10.00 (minus the Adjustment Amount, if any); provided, further, that Parent may not increase the amount of cash to be included in the Offer Price pursuant to this Section 8.1(c)(iv) to the extent and in an amount that would prevent the Offer, the Merger, and the LLC Merger (if any) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (d) by Parent:
               (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or Annex I and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;
               (ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected an Adverse Recommendation Change, (B) approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer or the Merger, or (C) failed to publicly reaffirm its recommendation of this Agreement within seven (7) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal;
               (iii) if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect and such Material Adverse Effect is not capable of being cured prior to the Outside Date (it being understood that Parent shall not have the right to terminate this Agreement pursuant to this subsection (iii) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement or if such Material Adverse Effect is cured);
               (iv) if any of the following events occur (A) the filing of a case by the Company or its Subsidiaries under the United States Bankruptcy Code or under any other applicable insolvency Law; or (B) the acceleration of the time for payment of the principal, interest or other material amounts under any of the Debt Instruments, or (C) the failure of the Company or its Subsidiaries to make any payment (whether principal, interest or other material amounts) when due (after the expiration of any applicable cure period) under any of the Debt Instruments, or (D) the lenders under any of the Debt Instruments ceasing (whether by virtue of (1) the existence of any default, or event or condition that constitutes an event of default or that upon, notice, lapse of time or both would, unless cured or waived, become an event of default, or (2) the failure of the Company or any of its Subsidiaries to satisfy any condition precedent to its right to borrow under any of the Debt Instruments or (3) for any other reason) to make loans, advances and otherwise extend credit to the Company and its Subsidiaries, which cessation continues for five (5) Business Days, or (E) the occurrence of any other action undertaken by the lenders under any of the Debt Instruments and after the occurrence of a default or event of default thereunder that remains uncured and that reduces, limits or otherwise impairs, in any material respect, the availability of loans and other credit extensions to the Company and its Subsidiaries, which reduction, limitation or impairment continues for ten (10) Business Days; or
               (v) if the Company shall have received an audit report with respect to the audited financial statements for its fiscal year ended February 3, 2008 that (A) contains an adverse opinion, or (B) is qualified (1) as to the scope of the audit, (2) as a result of such financial statements not utilizing generally accepted accounting principles in the United States of America, or (3) as a result of the Company’s financial statements containing fraudulent or materially and intentionally misleading information or presenting the financial condition of the Company in a manner that is fraudulent or materially and intentionally misleading. For the avoidance of doubt, the audit report with respect to the Company’s financial statements may include, and Parent shall not have the right to terminate this Agreement pursuant to any provision of this Agreement solely for the reason that the Company’s financial statements include, (x) those certain qualifications contained in the opinion of PricewaterhouseCoopers LLC dated July 6, 2007 relating to the consolidated financial statements of the Company for the fiscal years ending February 4, 2007, January 29, 2006 and January 30, 2005 and/or (y) with respect to the fiscal year ended February 3, 2008 only, a going concern qualification.
     Section 8.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 1.1(d), Section 4.20 and 5.17 (Brokers), Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the material breach by a party of any covenant or agreement set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.
     Section 8.3 Fees and Expenses.
          (a) Except as otherwise provided in Sections 8.2 or 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the LLC Merger (if any) and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or the LLC Merger (if any) is consummated.
          (b) In the event that:
               (i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or by Parent or the Company pursuant to Section 8.1(b)(i) and (A) at any time after the date of this Agreement and prior to termination of this Agreement, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal; provided, that, solely for purposes of this Section 8.3(b)(i), all references to “10%” in the definition of Acquisition Proposal shall be deemed to be “35%”;
               (ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or
               (iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii)
then, in any such case, the Company shall pay Parent a termination fee of $22,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement described in Sections 8.3(b)(i)-(iii).
          (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(iv) or Section 8.1(d)(v), then the Company shall pay to Parent (by wire transfer of same day funds to the account or accounts designated by Parent) promptly (and in no event later than two (2) Business Days after receipt of statement(s) therefor) an amount equal to Parent’s actual documented reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of Parent hereunder, and actions taken in furtherance of the consummation of the transactions contemplated hereby.
          (d) Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal (as such term is defined for purposes of Section 8.3(b)(i)), as applicable

(and, in any event, within two (2) Business Days after delivery to the Company of a demand for payment), in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 8.1(c)(ii), or (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after delivery to the Company of a demand for payment), in the case of termination by Parent pursuant to Section 8.1(d)(ii).
          (e) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 from the date of termination of this Agreement at a rate per annum equal to the prime rate of Bank of America in effect on the date such payment was required to be paid.
     Section 8.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before of after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.
     Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval (if required by applicable Law) has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (provided that any notice received by facsimile transmission or otherwise at addressee’s location not on a Business Day or on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (a) if to Parent, Merger Sub or the Surviving Corporation, to:
O’Reilly Automotive, Inc.
233 South Patterson
Springfield, Missouri 65802
Attention: Greg Henslee, Chief Executive Officer
Facsimile: (417) 829-5861
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher and Flom LLP
333 West Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attention: Peter C. Krupp, Esq.
                    Kimberly A. deBeers, Esq.
Facsimile: (312) 407-0411

          (b) if to Company, to:
CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
Attention: Chief Executive Officer; General Counsel
Facsimile: (602) 294-7139
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
Attention: Richard M. Russo
Facsimile: (303) 298-5310
     Section 9.3 Certain Definitions. For purposes of this Agreement:
          (a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
          (b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executed order to be closed;
          (c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
          (d) “Credit Agreements” means (i) the Second Amended and Restated Credit Agreement, dated as of July 25, 2005, among CSK Auto, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities, Inc., as sole bookrunner and sole lead arranger, as the same has been, and may be, amended or supplemented from time to time, and (ii) the Term Credit Agreement, dated as of June 30, 2006, among CSK Auto, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Lehman Commercial Paper Inc. and Wachovia Bank, N.A., as Co-Syndication Agents, as the same has been, and may be, amended or supplemented from time to time.
          (e) “Debt Instruments” means, collectively, the Credit Agreements and the Company’s 6 3/4% Senior Exchangeable Notes due 2025.
          (f) “knowledge” (i) of the Company means the actual knowledge of the individuals listed on Section 9.3(f) of the Company Disclosure Letter and (ii) of Parent means the actual knowledge of the individuals listed on Section 9.3(f) of the Parent Disclosure Letter ;

          (g) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and
          (h) “Standstill Agreement” means that certain standstill agreement, dated February 6, 2008, by and between Parent and the Company; and
          (i) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.
     Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     Section 9.5 Entire Agreement. This Agreement (including Annex I), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Standstill Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
     Section 9.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than with respect to the provisions of Section 6.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be the third party beneficiaries thereof.
     Section 9.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 9.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
     Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.15 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 9.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     Section 9.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17. Notwithstanding anything in this Section 9.17 to the contrary, in the event the Company makes a demand upon Parent pursuant to the terms hereof, Parent shall be entitled to assert against the Company all defenses available to Merger Sub or the Surviving Corporation to enforcement of Merger Sub’s or the Surviving Corporation’s, as the case may be, underlying obligations under this Agreement, including all defenses personal to Merger Sub or the Surviving Corporation, as the case may be.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

O’REILLY AUTOMOTIVE, INC.
By:	/s/ Greg Henslee
	Name:	Greg Henslee
	Title:	Chief Executive Officer

OC ACQUISITION COMPANY
By:	/s/ Greg Henslee
	Name:	Greg Henslee
	Title:	Chief Executive Officer

CSK AUTO CORPORATION
By:	/s/ Lawrence N. Mondry
	Name:	Lawrence N. Mondry
	Title:	Chief Executive Officer

ANNEX I
     Notwithstanding any other provision of the Offer, but subject to compliance with Section 1.1(a) of the Agreement, Merger Sub (i) shall not be required to accept for payment or pay for any tendered Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Shares, and (iii) may terminate or amend the Offer as to Shares not then paid for, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(b) of the Agreement) if: (A) the Minimum Condition shall not have been satisfied; (B) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated; (C) the Registration Condition shall not have been satisfied, (D) the NASDAQ Condition shall not have been satisfied, (E) the Company Tax Opinion Condition shall not have been satisfied, (F) Parent shall not have received, prior to first date on which Merger Sub accepts for payments all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other nationally recognized tax counsel reasonably acceptable to Parent) in form and substance reasonably satisfactory to Parent to the effect that the Offer, the Merger and the LLC Merger (if any) together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Parent Tax Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent Tax Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent Tax Opinion, provided that such condition may be waived by Parent in its sole discretion, or (G) immediately prior to the acceptance of Shares for payment in the Offer, any of the following conditions exists:
          (a) (i) any Governmental Entity shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise materially delaying or preventing the consummation of the Offer or the Merger and such order, decree, injunction, ruling or other action shall have become final and non-appealable or (ii) there shall be any pending action, proceeding or counterclaim by any Governmental Entity with respect to the actions set forth in subclause (i); provided, however, that the condition set forth in this clause (a)(ii) shall only be a condition during the first 60 days after the date of this Agreement;
          (b) any Law enacted, entered, enforced, issued or in effect that prohibits or makes illegal the consummation of the Offer, the Merger or any other transaction contemplated by the Agreement;
          (c) (i) other than the representations and warranties in Sections 4.2 and 4.3, the representations and warranties of the Company contained in the Agreement (disregarding any limitation as to “materiality,” “Material Adverse Effect” or similar qualifiers set forth therein), shall not be true and correct in all respects, as of the date of the Agreement or at the consummation of the Offer as if made at and as of such time (except for any representation or warranty that is made only as of a specified date, which need only to be true as of such specified date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and such breach shall not have been cured; or (ii) any of the representations and warranties in Sections 4.2 or 4.3 shall not be true and correct in all material respects as of the date of the Agreement and at the consummation of the Offer as if made at and as of such time and such breach shall not have been cured;
          (d) the Company shall have materially breached any of its obligations under the Agreement and such breach or failure to perform shall not have been cured;
          (e) any event, change or development shall have occurred following the date of the Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and such Material Adverse Effect shall not have been cured;
          (f) (i) an Adverse Recommendation Change shall have occurred and not been withdrawn, or (ii) the Company shall have approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer or the Merger; or
          (g) the Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).
     Approximately 24 hours prior to the expiration of the Offer, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in paragraphs (c), (d) and (e) in this Annex I are satisfied as of such time and date.
     The foregoing conditions (except for the Minimum Condition and the Termination Condition) are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Condition and the Termination Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
     Notwithstanding anything contained in this Annex I, neither Parent nor Merger Sub may rely on the failure of any condition set forth herein to be satisfied if such failure was caused by the breach of the Agreement by Parent or Merger Sub, or the failure by Parent or Merger to fulfill any of their respective obligations thereunder.
     The capitalized terms used in this Annex I and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger (the “Agreement”), dated as of April 1, 2008, between O’Reilly Automotive, Inc., a Missouri corporation, OC Acquisition Company, a Delaware corporation and an indirect wholly-owned Subsidiary of Parent, and CSK Auto Corporation, a Delaware corporation.